EXHIBIT 5.2

August 30, 2010

Kilroy Realty Corporation

12200 West Olympic Boulevard

Suite 200

Los Angeles, California 90064

Re:	Kilroy Realty Corporation, a Maryland corporation (the “Company”) – Offer by Kilroy Realty, L.P., a Delaware limited partnership of which the Company is the sole general partner (the “Operating Partnership”), to exchange up to $250,000,000 aggregate principal amount of the Operating Partnership’s 6.625% Senior Notes due 2020 guaranteed by the Company (the “Exchange Notes”) and registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), for an equal aggregate principal amount of the Operating Partnership’s outstanding 6.625% Senior Notes due 2020 guaranteed by the Company (the “Private Notes”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Exchange Notes, which are guaranteed by the Company, under the Act by the Operating Partnership pursuant to the Registration Statement filed or to be filed with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 21, 1997, Articles Supplementary filed with the Department on February 6, 1998, Articles Supplementary filed with the Department on April 20, 1998, Articles Supplementary filed with the Department on October 15, 1998, Articles Supplementary filed with the Department on November 25, 1998, Certificate of Correction filed with the Department on March 4, 1999, Articles Supplementary filed with the Department on December 10,

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BALLARD SPAHR LLP

Kilroy Realty Corporation

August 30, 2010

1999, Articles Supplementary filed with the Department on December 30, 1999, Articles Supplementary filed with the Department on October 23, 2003, Articles Supplementary filed with the Department on March 11, 2004, Articles Supplementary filed with the Department on March 11, 2004, Articles Supplementary filed with the Department on December 3, 2004, Articles Supplementary filed with the Department on December 3, 2004, Articles Supplementary filed with the Department on October 2, 2008, Articles Supplementary filed with the Department on October 2, 2008, Articles of Amendment filed with the Department on May 27, 2009 and Articles of Restatement filed with the Department on February 2, 2010;

(ii)	the Second Amended and Restated Bylaws of the Company, adopted as of December 11, 2008, and amended by the Amendment No. 1 to the Second Amended and Restated Bylaws, adopted as of May 27, 2009 (the “Bylaws”);

(iii)	the Written Organizational Action of the Board of Directors (the “Board of Directors”) of the Company, dated as of September 13, 1996 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors, or a committee thereof, on January 28, 1997, September 19, 2008, February 18, 2010, April 1, 2010, May 17, 2010, May 20, 2010 and August 3, 2010 (the “Directors’ Resolutions”);

(v)	the Registration Statement and the related prospectus, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vi)	the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated March 5, 2004, as amended by the First Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 7, 2004, the Second Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of October 2, 2008, and the Third Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of May 21, 2009 (together, the “Partnership Agreement”);

(vii)	the Registration Rights Agreement, dated as of May 24, 2010, by and among the Company, the Operating Partnership and the representatives of the initial purchasers of the Private Notes (the “Registration Rights Agreement”);

BALLARD SPAHR LLP

Kilroy Realty Corporation

August 30, 2010

(viii)	the Indenture, dated as of May 24, 2010 (the “Indenture”), by and among the Company, the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”);

(ix)	the form of global note to be registered in the name of The Depository Trust Company or its nominee Cede & Co., representing the Exchange Notes, attached to the Indenture as Exhibit A (the “Global Note”);

(x)	the form of guarantee to be made by the Company for the benefit of the holders of the Exchange Notes endorsed on, and made a part of, the Global Note attached to the Indenture as Exhibit A (the “Guarantee”);

(xi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(xii)	a certificate of Tyler H. Rose, Executive Vice President, Chief Financial Officer and Secretary of the Company, and Tamara J. Porter, Vice President, Corporate Counsel and Assistant Secretary of the Company, dated as of the date hereof (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to the manner of adoption or approval of the Directors’ Resolutions, the form, approval, execution and delivery of the Partnership Agreement, the Indenture and the Registration Rights Agreement and the form of the Global Note and the Guarantee, and the issuance and sale of the Private Notes and the receipt of the consideration therefor; and

(xiii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

BALLARD SPAHR LLP

Kilroy Realty Corporation

August 30, 2010

(c)	each of the parties (other than the Company, whether on its own behalf or, in its capacity as general partner of the Operating Partnership, on behalf of the Operating Partnership) executing any instrument, document or agreement reviewed by us has duly authorized and validly executed and delivered each such instrument, document and agreement to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with their respective terms;

(d)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(e)	the actions documented by the Directors’ Resolutions were taken at duly called meetings of directors at which a quorum of the Board of Directors or a committee thereof, as the case may be, was present, by the affirmative vote of a majority of the entire Board of Directors of the Company, or a committee thereof, as the case may be, or by unanimous written consent by all incumbent members of the Board of Directors of the Company, or a committee thereof, as the case may be, all in accordance with the Charter and Bylaws of the Company;

(f)	all representations, warranties, statements and responses to questions made in or pursuant to the Indenture, the Registration Rights Agreement, the Global Note or the Guarantee by the Company or the Operating Partnership and each other party thereto (other than representations and warranties of the Company or the Operating Partnership as to legal matters on which an opinion is rendered herein) are true and correct;

(g)	the Officers’ Certificate, and all other certificates submitted to us, are true, correct and complete both when made and as of the date hereof;

(h)

the Operating Partnership has been duly formed and is validly existing as a limited partnership under the laws of the State of Delaware, and the corporate action required to be taken by the Company as general partner of the Operating Partnership in authorizing actions in its capacity as general partner of the Operating Partnership is the same as that which would be

BALLARD SPAHR LLP

Kilroy Realty Corporation

August 30, 2010

required to be taken had the Operating Partnership been organized as a limited partnership under the laws of the State of Maryland, instead of the State of Delaware, with the Company as its sole general partner and with no restrictions under the governing documents of the Operating Partnership on the power or authority of the general partner to act on its behalf;

(i)	the Private Notes were, and the Exchange Notes will be, issued under and subject to the terms of the Indenture;

(j)	the Private Notes (including the guarantee of the Company endorsed thereon and made a part thereof) were issued in book entry form, represented by a global note substantially in the form of the Global Note, and were authenticated by the Trustee in accordance with and subject to the terms of the Indenture; and the Exchange Notes (including the guarantee of the Company endorsed thereon and made a part thereof) will be issued in book entry form, represented by the Global Note, and will be authenticated by the Trustee in accordance with and subject to the terms of the Indenture; and

(k)	the terms, conditions and aggregate principal amount of the Exchange Notes will be substantially identical to the terms, conditions and aggregate principal amount of the Private Notes except as otherwise provided in the Indenture and the Registration Rights Agreement and, prior to the issuance of the Exchange Notes, (i) such terms, conditions and aggregate principal amount will have been approved by two Authorized Officers (as defined in the May 17, 2010 Directors’ Resolutions) of the Company and (ii) each of the Global Note and the Guarantee will have been approved, executed and delivered by two Authorized Officers of the Company, in each case acting in its own capacity and, in its capacity as general partner of the Operating Partnership, on behalf of the Operating Partnership, as the case may be, in accordance with and subject to the terms of the Indenture and the Registration Rights Agreement.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)

The issuance of the Exchange Notes in exchange for the Private Notes, the guarantee of the Exchange Notes, and the execution and delivery of the Global Note and the Guarantee, pursuant to the Registration Rights

BALLARD SPAHR LLP

Kilroy Realty Corporation

August 30, 2010

Agreement, the Indenture and the Registration Statement, in each case by the Company in its own capacity and, in its capacity as general partner of the Operating Partnership, on behalf of the Operating Partnership, as the case may be, have been duly authorized by all necessary corporate action required under the Charter and Bylaws of the Company and the Maryland General Corporation Law (the “MGCL”).

(3)	The execution and delivery of the Indenture and the Registration Rights Agreement by the Company in its own capacity and, in its capacity as general partner of the Operating Partnership, on behalf of the Operating Partnership, as the case may be, have been duly authorized by all necessary corporate action required under the Charter and Bylaws of the Company and the MGCL, and the Indenture and the Registration Rights Agreement have been duly executed and delivered by the Company in its own capacity and, in its capacity as general partner of the Operating Partnership, on behalf of the Operating Partnership, as the case may be.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers, or with respect to the actions required for the Operating Partnership to authorize, execute, deliver or perform its obligations under any document, instrument or agreement. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP